Exhibit 10.2

Convertible Notes Deed Poll

Execution Version

Contents

1	Definitions and Interpretation

	1.1	Definitions
	1.2	Interpretation and other
2	Obligations of the Issuer

	2.1	Creation of the Convertible Notes
	2.2	Undertaking to comply
	2.3	The Convertible Notes Register
	2.4	Production of this Deed Poll
3	Noteholders

	3.1	Benefit and enforcement
	3.2	Noteholders bound
	3.3	No third party beneficiaries

4	Governing law and jurisdiction

page i

This Deed Poll is made on
Parties
1	The Star Entertainment Group Limited (ACN 149 629 023) (the Issuer).
Recitals
A	The Issuer proposes to issue the Convertible Notes on the terms of this Deed Poll.
B	The Issuer enters into this Deed Poll for the benefit of each person who is from time to time a Noteholder.
It is agreed as follows.
1Definitions and Interpretation
1.1Definitions
The following definitions apply in this Deed Poll in addition to any other terms defined elsewhere in this Deed Poll (including the Terms and Conditions).
Aggregate Convertible Notes Amount Outstanding means, in respect of a Noteholder, the sum total of the Face Value of the Convertible Notes that are held by that Noteholder and any additional PIK Liability in respect of those Convertible Notes, which (at the time at which the Aggregate Convertible Notes Amount Outstanding is determined) have not been duly converted into Shares, or redeemed by the Issuer, in accordance with the Terms and Conditions.
Amount Outstanding means, in respect of a Noteholder (as at the time at which the Amount Outstanding is determined) the aggregate of:
(i)the Aggregate Convertible Notes Amount Outstanding in respect of that Noteholder; and
(ii)any other amounts that are due by the Issuer to that Noteholder under this Deed Poll, including accrued but unpaid interest.
Appendix 2A has the meaning given to that term in the Listing Rules.
ASIC means the Australian Securities and Investments Commission.
Associate has the meaning as set out in section 12 of the Corporations Act and Associated has a corresponding meaning.
ASX means ASX Limited and, as the context requires, the market operated by it.
ASX Settlement Operating Rules means the rules of ASX Settlement Pty Ltd of that name, as amended from time to time.
AUSTRAC means the Australian Transaction Reports and Analysis Centre.
Board means the board of directors of the Issuer.
Business Day means a weekday on which banks are open in New South Wales, Australia.
Change of Control means, in respect of the Issuer, where a person (together with its Associates), other than a Subscriber and its Associates, acquires or holds a Relevant Interest in more than 50% of the Shares in the Issuer (excluding any Relevant Interests under conditional contracts).

Conversion means a conversion of a Convertible Note into Conversion Shares.
Conversion Amount has the meaning given in clause 6.1(a)(i) of the Terms and Conditions.
Conversion Date means, in respect of a Convertible Note, 5 Business Days following receipt of a Conversion Notice in respect of that Convertible Note.
Conversion Notice has the meaning given in clause 6.1 of the Terms and Conditions.
Conversion Period means:
(a)in respect of a Convertible Note issued prior to the date of this Agreement, in the period commencing on the date which is 3 Business Days following the Issue Date of that Convertible Note and ending on the date which is 5 Business Days prior to the Maturity Date; or
(b)in respect of any other Convertible Note, in the period commencing on the date which is 3 Business Days following the later of:
(i)the Issue Date of that Convertible Note; and
(ii)the date on which any conditions precedent to the issuance and/or Conversion applying to such Convertible Notes have been satisfied or waived (where applicable), and ending on the date which is 5 Business Days prior to the Maturity Date.
Conversion Price means A$0.08 per Conversion Share, subject to adjustment in accordance with the Terms and Conditions.
Conversion Shares means Shares issued upon the conversion of Convertible Notes.
Convertible Notes means the convertible notes issued by the Issuer on the terms which are set out in the Terms and Conditions, and Convertible Note means any one or each of those Convertible Notes.
Convertible Notes Register has the meaning given in clause 2(c) of the Terms and Conditions.
Corporations Act means the Corporations Act 2001 (Cth), as amended or relieved by any ASIC corporations instrument, class order or any other instrument.
Coupon Rate means 9.00% per annum.
Cure Date has the meaning given in clause 14.3 of the Terms and Conditions.
Deed Poll means this deed poll including the Terms and Conditions.
Default Interest Rate means 2.00% per annum.
Delisting means the Issuer ceases to be listed on ASX or the Shares cease (on a permanent basis) to be quoted or admitted to trading status on the ASX, other than following a Change of Control where the proponent of the Change of Control or one or more of its Associates acquires or holds a Relevant Interest in 100% of the Shares in the Issuer.
Director means a director of the Issuer.
Dividend means any dividend determined to be paid by the Board.
Dividend Record Date means the record date for a Dividend.
Employee Incentive Scheme Issue means any offer or issue of any awards under any employee incentive scheme adopted by the Issuer (including any performance rights or options in respect of Shares), and any issue of Shares under the terms of any such awards.

Event of Default means an event of default as set out in clause 14.1 of the Terms and Conditions.
Face Value has the meaning given in clause 2(a) in the Terms and Conditions.
Governmental Agency means any Australian or foreign government or a governmental, semi-governmental or judicial entity or authority. It also includes the NICC, OLGR, AUSTRAC, Australian Taxation Office, ASIC, and any self-regulatory organisation established under statute or a stock exchange (including the ASX) and equivalent bodies in jurisdictions outside Australia.
A person is Insolvent if it:
(a)has had a controller (as defined in the Corporations Act) or trustee appointed;
(b)is in liquidation or provisional liquidation; or
(c)is under administration or has been wound up.
Interest Payment Date has the meaning given in clause 4.2(a)(i) of the Terms and Conditions.
Interest Period means in respect of a Convertible Note:
(a)in relation to the first Interest Period, the period from (and including) the Issue Date of that Convertible Note to (but excluding) the earlier of the first Interest Payment Date, the Conversion Date for that Convertible Note or a Redemption Date; and
(b)in relation to each subsequent Interest Period, the period from (and including) the immediately preceding Interest Payment Date to (but excluding) the earlier of the next Interest Payment Date, the Maturity Date, the Conversion Date for that Convertible Note or a Redemption Date.
Issue Date means, in respect of a Convertible Note, the day on which the Issuer issues or issued that Convertible Note.
Issuer Group means the Issuer and its Subsidiaries, and Issuer Group Member means any of them.
Issuer Warranties means the warranties given by the Issuer pursuant to clause 13.1 of the Terms and Conditions.
Law means the following in force from time to time:
(a)statutes, regulations, by-laws, ordinances, subordinate legislation and any policy enforceable under legislation;
(b)the Listing Rules;
(c)directions, requirements or guidelines of any Governmental Agency, including statutory instruments drafted by local governments, with which the Issuer or a Noteholder is legally required to comply; and
(d)common law.
Listing Rules means the listing rules of the ASX, as amended from time to time.
Market Price means, in respect of a Share as at a particular date, the arithmetic average of the daily VWAP of that Share for the 5 consecutive Trading Days ending on such date.
Maturity Date means 2 July 2029.
NICC means the New South Wales Independent Casino Commission.

Noteholder means, in relation to a Convertible Note, the person who holds that Convertible Note, a successor or assignee of the Noteholder and, as the case may be, its liquidator(s).
Noteholder Redemption has the meaning given in clause 7.2(b) of the Terms and Conditions.
Noteholder Redemption Notice has the meaning given in clause 7.2(b) of the Terms and Conditions.
Noteholder's CHESS Account means a Noteholder's or its nominee’s or designee’s CHESS, custody, brokerage or prime brokerage account the details of which may from time to time be notified by the Noteholder to the Issuer.
Noteholders means all, or (as the context requires) some, of the persons who hold Convertible Notes.
OLGR means the Queensland Office of Liquor and Gaming Regulation.
Optional Redemption has the meaning given in clause 7.3(a) of the Terms and Conditions.
Optional Redemption Amount has the meaning given in clause 7.3(b)(iii) of the Terms and Conditions.
Optional Redemption Date has the meaning given in clause 7.3(b)(ii) of the Terms and Conditions.
Optional Redemption Notice has the meaning given in clause 7.3(a) of the Terms and Conditions.
Optional Redemption Notice Date has the meaning given in clause 7.3(b)(i) of the Terms and Conditions.
PIK Liability has the meaning given in clause 4.2(b)(ii) of the Terms and Conditions.
PPSA means the Personal Property Securities Act 2009 (Cth).
PPSA Security Interest has the same meaning as in section 12 of the PPSA.
Prescribed Redemption Event means any of the following events:
(a)a Change of Control occurs; or
(b)a Delisting occurs.
Prescribed Redemption Event Redemption Date has the meaning given in clause 7.2(c) of the Terms and Conditions.
Prospectus has the meaning given in clause 8.2(a).
Redemption Date means the Optional Redemption Date or the Prescribed Redemption Event Redemption Date.
Redemption Price means, in respect of a Noteholder:
(a)the Amount Outstanding in respect of that Noteholder at the Redemption Date; or
(b)if the Issuer has not issued a Prospectus prior to the occurrence of the applicable Prescribed Redemption Event or Maturity Date (including the issuance of a prospectus as contemplated by the Subscription Agreement), the higher of:
(i)the Amount Outstanding in respect of that Noteholder at the Redemption Date; and
(ii)the cash settled value for the Convertible Notes held by the Noteholder on the Redemption Date on an as converted basis, calculated by multiplying the number of Conversion Shares that would have been issued on Conversion of those

Convertible Notes by the arithmetic average of the daily VWAP of the Shares for the 15 consecutive Trading Days prior to the occurrence of the Prescribed Redemption Event or the Maturity Date (as applicable), plus any accrued but unpaid interest (for the avoidance of doubt, including any PIK Liability then outstanding).
Redemption Trigger has the meaning given to that expression in clause 7.3(a).
Regulatory Approvals has the meaning set out in the Subscription Agreement entered into by the Issuer and the Subscribers on or about the date of this Deed Poll.
Related Body Corporate has the meaning set out in the Corporations Act.
Relevant Interest has the meaning set out in the Corporations Act.
Security Interest means
(a)an interest or power reserved in or created or otherwise arising in or over an interest in any asset whether under a bill of sale, mortgage, charge, lien, pledge, other security interest or preferential arrangement (including retention of title), trust or power or otherwise by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation;
(b)a PPSA Security Interest; or
(c)any agreement to grant or create anything referred to in either of paragraphs (a) or (b) of this definition and any other thing which gives a creditor priority to any other creditor with respect to any asset or an interest in any asset.
Senior Agent means Global Loan Agency Services Australia Pty Ltd (ACN 608 829 303).
Senior Facility Agreement means the document entitled 'Syndicated Facility Agreement – Project Pirrama' dated 8 November 2023 between, among others, the Issuer and the Senior Agent, as amended from time to time.
Senior Lender means each 'Lender' (from time to time and as defined under the Senior Facility Agreement).
Senior Security Trustee means Global Loan Agency Services Australia Nominees Pty Ltd (ACN 608 945 008).
Share means an ordinary fully paid share in the capital of the Issuer.
Shareholder means a holder of a Share.
Shareholder Approval means the Issuer having received the approval of the requisite majority of Shareholders for the issue of the Convertible Notes to the Subscribers, including for the purposes of, and under, section 611 item 7 of the Corporations Act and Listing Rule 7.1.
Subordination Deed means:
(a)the subordination deed poll entered into by each Subscriber and the Issuer on or about the date of the Subscription Agreement; or
(b)a subordination deed poll entered into by a Noteholder in accordance with the Senior Facility Agreement in favour of the Senior Agent, the Senior Security Trustee and each Senior Lender.
Subscriber means a party to a Subscription Agreement under which Convertible Notes are issued.

Subscription Agreement means the subscription agreement executed as of the date of this Deed Poll between the Issuer and the Subscriber.
Subsidiary has the meaning given in the Corporations Act, provided that an entity will also be taken to be a Subsidiary of another entity if it is controlled by that entity (as 'control' is defined in section 50AA of the Corporations Act) and, without limitation:
(a)a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share;
(b)an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation; and
(c)an entity will also be deemed to be a Subsidiary of an entity if that entity is required by the accounting standards to be consolidated with that entity,
(d)and Subsidiaries means more than one of them.
Tax means any tax, levy, impost, duty assessment or governmental charge of any kind imposed, levied, collected, withheld or assessed by or on behalf of an Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Convertible Note, the Terms and Conditions or this Deed Poll.
Terms and Conditions means the terms of the Convertible Notes as set out in the Schedule to this Deed Poll.
Trading Day has the meaning given to that term in the Listing Rules.
Tranche 2 Issue Date has the meaning set out in the Subscription Agreement entered into by the Issuer and the Subscribers on or about the date of this Deed Poll.
VWAP means in respect of a Share on any Trading Day the volume-weighted average price on ASX on such Trading Day published by or derived from Bloomberg page SGR AU Equity HP (setting Weighted Average Line and using values not adjusted for any event occurring after such Trading Day, and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page switched off) for such Share.
1.2Interpretation and other
The following rules of interpretation apply in this Deed Poll (including the Terms and Conditions), unless the contrary intention appears or the context otherwise requires.
(a)Headings are for convenience only and do not affect interpretation.
(b)Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.
(c)Nothing in this Deed Poll is to be interpreted against a party solely on the ground that the party put forward this Deed Poll or a relevant part of it.
(d)The following rules apply unless the context requires otherwise.
(i)The singular includes the plural, and the converse also applies.
(ii)A gender includes all genders.
(iii)If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iv)A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.
(v)A reference to a clause, Schedule or Annexure is a reference to a clause of, or Schedule or Annexure to, this Deed Poll unless otherwise indicated.
(vi)A reference to an agreement or document (including a reference to this Deed Poll) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Deed Poll or that other agreement or document, and includes the recitals, schedules and annexures to that agreement or document.
(vii)A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.
(viii)A reference to a party to this Deed Poll or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).
(ix)A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
(x)A reference to conduct includes an omission, statement or undertaking, whether or not in writing.
(xi)A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.
(xii)A reference to Australian dollars or A$ is to Australian currency.
(xiii)A reference to time is to Sydney, New South Wales, Australia time.
(xiv)A reference to a page or screen of an information service displaying a rate shall include:
(A)any replacement page of that information service which displays that rate; and
(B)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Issuer.

2Obligations of the Issuer
2.1Creation of the Convertible Notes
(a)The obligations of the Issuer under the Convertible Notes are constituted by, and specified in, this Deed Poll.
(b)The Issuer has created and will create the Convertible Notes in accordance with the Subscription Agreement. The Issuer will inscribe the details of those Convertible Notes in the Convertible Notes Register in accordance with the Terms and Conditions.
(c)The Convertible Notes are issued in registered form by entry in the Convertible Notes Register.
(d)No Convertible Note shall be invalid or unenforceable on the ground that it was issued in breach of this Deed Poll or the Subscription Agreement or any condition precedent to the issue of any Convertible Note was not satisfied.
2.2Undertaking to comply
(a)The Issuer undertakes, with respect to each Convertible Note issued by it, to pay or satisfy any amounts payable by it under that Convertible Note in accordance with the Terms and Conditions and otherwise to comply with the Terms and Conditions.
(b)The obligations of the Issuer under clause 2.2(a) are discharged to the extent:
(i)interest is paid on a Convertible Note in accordance with the Terms and Conditions (in respect of any interest payable by the Issuer) and the Convertible Note is redeemed (in respect of any principal payable by the Issuer); or
(ii)the Convertible Note is converted on a Conversion Date in accordance with the Terms and Conditions, provided any accrued interest is paid in accordance with clause 4.2 of the Terms and Conditions.
2.3The Convertible Notes Register
(a)The Issuer will ensure that a Convertible Notes Register is established and maintained in accordance with the Terms and Conditions.
(b)Entries in the Convertible Notes Register in relation to a Convertible Note are conclusive evidence of the things to which they relate (including that the person entered as a Noteholder is the owner of the Convertible Note) subject to correction for fraud, manifest error or omission.
2.4Production of this Deed Poll
The Issuer undertakes to provide to each Noteholder a certified copy of this Deed Poll.

3Noteholders
3.1Benefit and enforcement
(a)This Deed Poll is executed as a deed poll for the benefit of each person who is from time to time a Noteholder.
(b)Each Noteholder may enforce this Deed Poll, despite not being a party to this Deed Poll, whether or not the Noteholder exists at the time this Deed Poll is executed and delivered.
(c)A Noteholder may enforce its rights under this Deed Poll independently from any other Noteholder.
(d)This Deed Poll may not be amended or assigned by the Issuer (and the Issuer may not assign any of its rights and obligations under this Deed Poll) without the prior written consent of the Noteholders.
3.2Noteholders bound
Each Noteholder, and any person claiming through a Noteholder, who asserts an interest in a Convertible Note is bound by this Deed Poll.
3.3No third party beneficiaries
This Deed Poll is intended for the benefit of the Issuer and the Noteholders, and their respective successors and permitted assignees only, and does not benefit or create any right, obligation to, or cause of action in or on behalf of, any other person, and no other person may enforce any provision of this Deed Poll.
4Governing law and jurisdiction
This Agreement is governed by the Laws of New South Wales. Each party submit to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

Executed and delivered as a Deed Poll in New South Wales.

Executed in accordance with section 127 of the Corporations Act 2001 by The Star Entertainment Group Limited:
/s/ Steve McCann	/s/ Anne Ward
Director Signature	Director/Secretary Signature
Steve McCann	Anne Ward
Print Name	Print Name

Schedule
Terms and Conditions
1Definitions and Interpretation
(a)In these Terms and Conditions a reference to a clause is to a clause of these Terms and Conditions unless expressly stated otherwise.
(b)The provisions of clause 1 of the Convertible Notes deed poll to which the form of these Terms and Conditions is attached as a Schedule (the Deed Poll) form part of these Terms and Conditions as if set out in full in these Terms and Conditions.
2Form, title and denomination
(a)The aggregate principal amount of the Convertible Notes is a maximum of $300,000,000 divided into a maximum of 3,750,000,000 Convertible Notes each with a face value of $0.08 (Face Value).
(b)The Terms and Conditions are binding on the Issuer and the Noteholders and all persons claiming through or under them respectively.
(c)Title to the Convertible Notes shall be evidenced by, and transfer of the Convertible Notes may only be effected through, registration in a register (Convertible Notes Register) maintained by the Issuer.
(d)The Convertible Notes are not and are not proposed to be admitted to trading or listing on any stock or securities exchange or market.
3No shareholder rights
Unless converted into a Share in accordance with these Terms and Conditions, the Convertible Notes do not confer on any Noteholder (in its capacity as such) any entitlement to:
(a)vote at a general meeting of Shareholders;
(b)receive dividends; or
(c)participate in any issue of securities.
4Interest
4.1Accrual
(a)Interest accrues from day to day on the Aggregate Convertible Notes Amount Outstanding at the Coupon Rate for each Interest Period and is payable quarterly in arrears in accordance with clause 4.2. Any interest shall be calculated on the basis of a 365 day year.
(b)For the avoidance of doubt, no Coupon Rate is payable in respect of Convertible Notes which have not been issued, nor any Convertible Notes which have been converted into Shares or redeemed in accordance with the terms of this Deed Poll.
4.2Payment of Interest
(a)Subject to clauses 4.2(b) to 4.2(f) below, the Issuer must pay interest accrued on the Aggregate Convertible Notes Amount Outstanding in accordance with clause 4.1 above to each Noteholder:
(i)quarterly in arrears, commencing on the date that is 3 months after the Issue Date, each such date being an Interest Payment Date;
(ii)if any Convertible Note is converted or redeemed before an Interest Payment Date, on the relevant Conversion Date or Redemption Date; and
(iii)on the Maturity Date, if there are any amounts of interest outstanding by such date.
(b)At the Issuer’s election, and subject to the terms of the Subordination Deed, any quarterly interest payment amount can be paid:
(i)in cash; or
(ii)in kind via an increase in a separate cash liability (the PIK Liability) and not via an increase in the sum total of the Face Value of the Convertible Notes that are held by a Noteholder .
(c)The Issuer shall be deemed to have elected to incur or increase the PIK Liability for each applicable Interest Payment Date without the need for notice to the Noteholder for so long as the Senior Facility Agreement remains outstanding and the Subordination Deed remains in place, following which it may change such election by notice in writing to the Noteholder at any time on not less than 5 Business Days' notice prior to the next Interest Payment Date.
(d)If the Issuer elects to pay one or more interest payments in kind, the Issuer may make one or more payments to the Noteholder prior to the Maturity Date to reduce or extinguish the then outstanding PIK Liability by notice in writing to the Subscriber at any time no less than 5 Business Days' prior to the next Interest Payment Date. Such payments can, at the Issuer's sole election, be in cash or can be satisfied by the issue of the number of Shares calculated in accordance with clause 4.2(e), provided that the issue of such Shares does not result in any breach of applicable Laws.
(e)The number of Shares to be issued under clause 4.2(d) will be determined based on the arithmetic average of the daily VWAP of the Shares for the 15 consecutive Trading Days immediately preceding the date the Issuer provides notice to the Noteholder of such payment.
(f)The Issuer must comply which clause 8 in respect of any Shares issued under clause 4.2(d).
(g)Subject to these Terms and Conditions, the PIK Liability shall otherwise become due and payable on the Maturity Date subject to the Subordination Deed.
4.3Payment, Default Interest and Delay in Payment
(a)If the date scheduled for any payment under these Terms and Conditions is not a Business Day, then the payment will be made on the next Business Day.
(b)If the Issuer fails to pay any sum in respect of the Convertible Notes when the sum becomes due and payable under these Terms and Conditions, interest shall accrue on the overdue sum at the Coupon Rate plus Default Interest Rate from the due date. Such default interest shall be calculated on the basis of a 365 day year.
(c)Noteholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due:
(i)as a result of the due date not being a Business Day; or
(ii)if a Noteholder does not provide the necessary account details for payment in accordance with these Terms and Conditions.
4.4Notification of Tax Deduction
(a)The Issuer must make all payments to be made by it under a Convertible Note, the Terms and Conditions or this Deed Poll without any Tax Deduction unless such Tax Deduction is required by Law.
(b)The Issuer must promptly, on becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Subscriber / Noteholder (as relevant) accordingly.
(c)If the Issuer is required to make a Tax Deduction, the Issuer must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Law.
(d)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Issuer making that Tax Deduction is to deliver to the Subscriber / Noteholder (as relevant) evidence satisfactory to the Subscriber / Noteholder (as relevant), acting reasonably, that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Agency.
5Rights of a Noteholder and Subordination
(a)The rights of a Noteholder against the Issuer for the Amount Outstanding:
(i)rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;
(ii)are of equal ranking with other Noteholders; and
(iii)constitute direct, unconditional, unsecured and subordinated obligations of the Issuer, subordinated to the Senior Facility Agreement in accordance with the terms of the Subordination Deed.

(b)The ranking of Convertible Notes is not affected by the date of registration of any Noteholder in the Convertible Notes Register.
6Conversions
6.1Conversions at election of a Noteholder
(a)Subject to these Terms and Conditions, a Noteholder may elect in its discretion to convert some or all of its Convertible Notes (a Conversion) into Shares at any time during a Conversion Period, by providing the Issuer with a notice (each, a Conversion Notice), specifying:
(i)the number and that part of the Face Value of the Convertible Notes held by the Noteholder (or the sum total of the Face Value of the Convertible Notes that are held by the Noteholder if all outstanding Convertible Notes are being converted) corresponding to such number (the Conversion Amount);
(ii)the number of Shares that the Issuer must issue to the Noteholder in respect of the Conversion (the Conversion Shares). That number must be determined by dividing the Conversion Amount by the Conversion Price. If the resultant number contains a fraction, the number must be rounded up to the next highest whole number; and
(iii)the details of the Noteholder’s CHESS Account or Securityholder Reference Number into which the relevant Shares are to be delivered in accordance with these Terms and Conditions,
(b)and, following the receipt of a Conversion Notice, the Issuer must effect the Conversion specified in that Conversion Notice by issuing to the Noteholder in accordance with these Terms and Conditions (including clause 8), the Conversion Shares on the Conversion Date.
(c)The number of Conversion Shares to be issued in accordance with clause 6.1(a) above shall be subject to any restrictions in the constitution of the Issuer or under any applicable Laws, including for the avoidance of doubt, the Regulatory Approvals to the extent applicable to the particular Conversion.
(d)Each Noteholder agrees that on the issue to it of any Shares on Conversion, it will be bound by the constitution of the Issuer.
(e)If, after the Shareholder Approval is obtained, a further approval of Shareholders (Further Shareholder Approval) is required in respect of any Conversion and such Conversion would result in the Noteholder breaching section 606 of the Corporations Act, the Issuer must take steps necessary to obtain the Further Shareholder Approval, including by:
(i)convening and holding a general meeting of Shareholders to obtain the Further Shareholder Approval; and
(ii)preparing and despatching all documents required or necessary for such meeting:
(A)in accordance with all applicable Laws, including the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 74 and the Listing Rules; and
(B)which includes statements of the Board collectively, and the Directors individually, in respect of its and their recommendation that Shareholders vote in favour of the Further Shareholder Approval and intention to vote, or cause to be voted, all Shares in which they have a Relevant Interest in favour of the Further Shareholder Approval;
(iii)consulting with the Noteholder as to the content and presentation of all documents required or necessary for the Further Shareholder Approval which includes:
(A)providing to the Noteholder successive drafts of such documents (including an independent expert's report, if necessary) for the purposes of enabling the Subscriber to review and comment on those draft documents, provided that, in relation to the independent expert's report (if necessary), the Noteholder's review is to be limited to a factual accuracy review;
(B)consulting with the Noteholder in relation to the content and presentation of such documents; and
(C)taking all reasonable comments made by or on behalf of the Noteholder into account in good faith when producing a revised draft of such documents are reasonable; and
(iv)ensuring that any material public statement or announcement relating to the Further Shareholder Approval includes statements of the Board collectively, and the Directors' individually, in respect of its and their recommendation that Shareholders vote in favour of the Further Shareholder Approval and intention to vote, or cause to be voted, all Shares in which they have a Relevant Interest in favour of the Further Shareholder Approval.
7Redemptions
7.1Redemption at Maturity
(a)To the extent that as at the Maturity Date there is an Amount Outstanding in respect of a Noteholder (which shall not include the sum total of the Face Value in respect of any Convertible Notes for which that Noteholder has validly issued a Conversion Notice to the Issuer in respect of such Convertible Notes pursuant to Clause 6.1(a)), the Convertible Notes held by that Noteholder will be automatically redeemed on the Maturity Date at the Redemption Price for that Noteholder.
(b)If requested by the Issuer on or around the date that is 12 months prior to the Maturity Date and quarterly thereafter until the Maturity Date, the Noteholder and the Issuer will engage in good faith discussions regarding the Noteholder's intention with respect to the Convertible Notes, including whether the Noteholder intends to convert the Convertible Notes before the Maturity Date or to have the Convertible Notes redeemed on the Maturity Date.
7.2Redemption at option of a Noteholder following a Prescribed Redemption Event
(a)The Issuer must promptly notify (and in any case within 2 Business Days) the Noteholder in writing upon becoming aware of any fact, matter or circumstance that may reasonably be expected to lead to a Prescribed Redemption Event, provided that such notification must contain a reasonable summary of the fact, matter or circumstance in sufficient detail and otherwise to a sufficient extent (to the extent the details are known at the applicable time).
(b)Subject to this Deed Poll and the terms of the Subordination Deed, provided the Issuer has provided notice required by clause 7.2(a), a Noteholder may by notice in writing

(Noteholder Redemption Notice) no later than 10 Business Days following the occurrence of a Prescribed Redemption Event (or such longer period consented to by the Issuer in writing), elect in its discretion to redeem all of the Noteholder's Convertible Notes (Noteholder Redemption) and require the Issuer to pay to that Noteholder the Redemption Price. The Noteholder Redemption Notice must specify:
(i)the applicable Prescribed Redemption Event giving rise to the Noteholder Redemption; and
(ii)the Redemption Price and the Aggregate Convertible Notes Amount Outstanding with respect to the Convertible Notes being redeemed.
(c)Following receipt of a Noteholder Redemption Notice, the Issuer will be required to pay to the Noteholder, within 120 days of such Noteholder Redemption Notice (Prescribed Redemption Event Redemption Date), the Redemption Price, together with any accrued but unpaid interest.
(d)Once a Noteholder Redemption Notice has been given under clause 7.2(a), the Noteholder will not have the right to convert the Convertible Notes that are subject to the Noteholder Redemption Notice.
7.3Redemption at option of the Issuer
(a)Notwithstanding the terms of this Deed Poll, if a Change of Control occurs:
(i)under a takeover bid under Chapter 6 of the Corporations Act and that takeover bid has become unconditional and the bidder and its Associates have acquired a Relevant Interest in at least 50% of the Shares; or
(ii)under a scheme of arrangement under Part 5.1 of the Corporations Act and the acquirer and its Associates become entitled to acquire 100% of the Shares (which, for the avoidance of doubt, will occur on the scheme effective date),
(iii)(each a Redemption Trigger), and following the occurrence of the Redemption Trigger, a Noteholder has not converted all of its outstanding Convertible Notes or redeemed all of its outstanding Convertible Notes, the Issuer may by notice in writing to the Noteholder (Optional Redemption Notice) within 5 Business Days of such Redemption Trigger, elect to redeem all of the Noteholder's Convertible Notes (Optional Redemption) and pay to that Noteholder the Aggregate Convertible Notes Amount Outstanding on those Convertible Notes (excluding any Convertible Notes for which the Noteholder has validly issued a Conversion Notice to the Issuer pursuant to this Deed Poll prior to the Issuer issuing such Optional Redemption Notice).
(b)An Optional Redemption Notice must specify:
(i)the date of the Optional Redemption Notice (the Optional Redemption Notice Date);
(ii)that all Convertible Notes held by a Noteholder are to be redeemed and the date of redemption (the Optional Redemption Date); and
(iii)the Aggregate Convertible Notes Amount Outstanding as at the Optional Redemption Date with respect to the Convertible Notes being redeemed (the Optional Redemption Amount), and, following the receipt of an Optional Redemption Notice, the Noteholder may elect to:
(iv)do nothing, in which case the Issuer will pay the Optional Redemption Amount on the Optional Redemption Date into an account nominated by the Noteholder; or

(v)have the sum total of the Face Value of the Convertible Notes that are held by the Noteholder converted into Shares by providing a notice substantially in the form of a Conversion Notice to the Issuer within 20 Business Days of the Optional Redemption Notice Date, or such shorter period as is required to allow Conversion to occur prior to the record date for a scheme of arrangement under Part 5.1 of the Corporations Act.
(c)If the option in clause 7.3(b)(v) above is chosen by the Noteholder, the procedure described in clause 6.1(a) will apply in respect of the issuance of the corresponding Conversion Shares.
(d)Any existing or remaining Amount Outstanding must be paid by the Issuer to the Noteholder on the Optional Redemption Date. Such payments can, at the Issuer's sole election, be in cash or can be satisfied by the issue of the number of Shares calculated in accordance with clause 7.3(e), provided that the issue of such Shares does not result in any breach of applicable Laws and the Issuer complies with clause 8.
(e)The number of Shares to be issued under clause 7.3(d) will be determined based on the arithmetic average of the daily VWAP of the Shares for the 15 consecutive Trading Days immediately preceding the date the Issuer provides notice to the Noteholder of such payment (except in the case of a scheme of arrangement under Part 5.1 of the Corporations Act, in which case it will be based on the arithmetic average of the daily VWAP of the Shares for the 15 consecutive Trading Days prior to the scheme effective date).
8Requirements for the issue of Conversion Shares or Shares
8.1ASX filing and quotation
As soon as practicable following the issue of any Conversion Shares or Shares under these Terms and Conditions, the Issuer must duly execute and lodge with the ASX in accordance with all applicable Laws, an Appendix 2A to apply for quotation of those Conversion Shares or Shares (as the case may be).
8.2Issue of a Prospectus
The Issuer must:
(a)on or prior to the Tranche 2 Issue Date lodge with ASIC a disclosure document complying with Chapter 6D of the Corporations Act in respect of an offer of Shares, if necessary to ensure that the on-sale restrictions in the Corporations Act will not apply in respect of any Conversion Shares or Shares (Prospectus); and
(b)lodge with ASIC any supplementary or replacement prospectus in relation to the Prospectus in each circumstance contemplated by section 719(1) or section 719(1A) of the Corporations Act.
8.3Electronic Delivery
The Issuer must ensure that all Conversion Shares or Shares when issued under these Terms and Conditions are received by the relevant Noteholder (or its designee or nominee), at its election, by electronic registration to the Noteholder’s CHESS Account (as specified by the Noteholder) in accordance with the ASX Settlement Operating Rules or issued to a Securityholder Reference Number for the Noteholder.

8.4Ranking of the Conversion Shares or Shares
The Issuer must ensure that the Conversion Shares or any other Shares that may be issued under these Terms and Conditions:
(a)rank equally in all respects with the existing Shares on the date of issue of the relevant Shares;
(b)are issued fully paid, free and clear of any Security Interests; and
(c)subject to lodgement of a Prospectus with ASIC in accordance with clause 8.2, are freely tradeable on the ASX.
9Convertible Notes Register
9.1Register
(a)The Issuer will establish and keep a register of the Convertible Notes (the Convertible Notes Register).
(b)The Issuer must record in the Convertible Notes Register:
(i)the name and address of each Noteholder;
(ii)the date of issue and, if applicable, transfer of the Convertible Notes;
(iii)the number of Convertible Notes held by each Noteholder and the Aggregate Convertible Notes Amount Outstanding in respect of that Noteholder; and
(iv)in respect of any Convertible Notes that have been cancelled, details of the redemption or conversion of those Convertible Notes.
(c)On the request of a Noteholder, the Issuer must provide to the Noteholder a copy of the Convertible Notes Register free of charge within five Business Days after the making of the request.
(d)The Issuer may appoint a person to maintain the Convertible Notes Register or any subregister thereof as the Issuer's attorney.
9.2Errors
The making of, or a failure to make, or the giving effect to an error in, an entry in the Convertible Notes Register will not avoid the due constitution, issue, conversion, redemption or transfer (in accordance with these Terms and Conditions) of a Convertible Note. The Issuer must correct, or cause to be corrected, any error of which it becomes aware.
10Adjustments
(a)If and whenever there is a consolidation, reclassification or subdivision in relation to the Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such consolidation, reclassification or subdivision by the following fraction:
A
B
where:
A    is the aggregate number of Shares on issue immediately before such consolidation, reclassification or subdivision, as the case may be; and

B    is the aggregate number of Shares on issue immediately after, and as a result of, such consolidation, reclassification or subdivision, as the case may be.
Such adjustment shall become effective on the date the consolidation, reclassification or subdivision, as the case may be, takes effect.
(b)If and whenever the Issuer issues any Shares credited as fully paid to the Shareholders as a class by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than:
(i)where any such Shares are or are to be issued instead of the whole or part of a cash Dividend which the Shareholders would or could otherwise have elected to receive or received;
(ii)where the Shareholders may elect to receive a Dividend in cash in lieu of such Shares; or
(iii)where any such Shares are or are expressed to be issued in lieu of a Dividend (whether or not a cash Dividend or equivalent amount is announced or would otherwise be payable to Shareholders, whether at their election or otherwise), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction:
A
B
where:
A    is the aggregate number of Shares on issue immediately before such issue; and
B    is the aggregate number of Shares on issue immediately after such issue.
Such adjustment shall become effective on the date of issue of such Shares.
(c)If and whenever the Issuer shall distribute any Dividend to Shareholders, in relation to each Convertible Note for which the Conversion Date will not occur on or prior to the record date of the Dividend (Dividend Record Date), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the adjustment becoming effective by the following fraction:
where:
(i)A is the Market Price of one Share on the Trading Day immediately preceding the first date on which the Shares are traded ex-the relevant Dividend; and
(ii)B is the amount of the Dividend per Share on the date of such announcement of the Dividend.
The Conversion Price as adjusted pursuant to this clause shall apply, with effect from and including the first date on which the Shares are traded ex-the relevant Dividend, to each Convertible Note for which the Conversion Date will not occur on or prior to the Dividend Record Date.
(d)If and whenever the Issuer shall issue, grant or offer Shares to all or substantially all of the Shareholders as a class by way of rights as a result of which, in each case, Shareholders have the right to acquire Shares at a price per Share which is less than 95 per cent of the Market Price per Share on the Trading Day immediately preceding the date of the first public announcement of the terms of issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the first date on which the Shares are traded ex-rights by the following fraction:
where:
(i)A is the number of Shares on issue at the close of business on the Trading Day immediately preceding the date of such announcement;
(ii)B is the number of Shares which the Total Consideration would purchase at the Market Price per Share on the Trading Day immediately preceding the date of first public announcement of the terms of the issue or grant;
(iii)C is the number of Shares to be issued under the issue, grant or offer; and
(iv)Total Consideration is the amount equal to the price per share under the issue multiplied by the number of Shares to be issued.
The Conversion Price as adjusted pursuant to this clause shall apply, with effect from and including the first date on which the Shares are traded ex-rights on the ASX (or any applicable securities exchange on which the Shares are quoted or listed).
(e)Other than with respect to any Employee Incentive Scheme Issue, if and whenever the Issuer shall issue, wholly for cash, any Shares at a price per Share which is less than 95 per cent of the Market Price per Share on the Trading Day immediately preceding the date of the first public announcement of the terms of issue (other than Shares issued on conversion of the Convertible Notes), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the date of issue of such Shares by the following fraction:
where:
(i)A is the number of Shares on issue at the close of business on the Trading Day immediately before the issue of such Shares;
(ii)B is the number of Shares which the Total Consideration would purchase at the Market Price per Share on the Trading Day immediately preceding the date of first public announcement of the terms of the issue;
(iii)C is the number of Shares to be issued; and
(iv)Total Consideration is the amount equal to the price per Share under the issue multiplied by the number of Shares to be issued.
The Conversion Price as adjusted pursuant to this clause shall apply, with effect from and including the date of issue of such Shares.
(f)The intent of this clause 10 is to maintain the relative benefit and burden to the Noteholder and the Issuer of their respective economic bargains.
(g)If:
(i)one or more events or circumstances affecting the Issuer or the capital structure of the Issuer not referred to in this clause 10 occurs; or

(ii)the Issuer determines that the application of any of the provisions in this clause 10 results in an adjustment to the Conversion Price that is not fair or reasonable to protect the interests of the Noteholders in the reasonable opinion of the Issuer or the Noteholders,
(iii)the Issuer and the Noteholders shall consult in good faith to determine and agree as soon as practicable what adjustment (if any) to the Conversion Price, or to these Terms and Conditions, is fair and reasonable to protect the rights and interests of the Noteholders taking account of that event or circumstance and the intent and spirit of this clause 10.
(h)When the Issuer becomes aware of a fact that may give rise to an adjustment under this clause 10, the Issuer must promptly notify each Noteholder of the specifics of the fact that may give rise to such adjustment.
11Cancellation of Convertible Notes
All Convertible Notes duly redeemed or converted (in accordance with these Terms and Conditions) will be automatically cancelled.
12Transferability
Subject to the terms of the Subordination Deed, and any required Regulatory Approvals or Senior Lender approvals in connection with any such transfer, a Noteholder may transfer (including by way of assignment) any of its Convertible Notes (or any direct or indirect legal, economic or equitable interest in the Convertible Notes) to another party upon written notice to the Issuer.
13Representations and warranties
13.1Warranties by the Issuer
The Issuer represents and warrants to the Noteholder that each of the following statements is true, correct, and complete as at the date of each Conversion or any date on which the Issuer issues Shares to the Noteholder under these Terms and Conditions:
(a)(Conversion Shares) All Conversion Shares or Shares to be issued under these Terms and Conditions:
(i)will be issued credited as fully-paid and will not be subject to calls for further funds;
(ii)will not be subject to any restriction on voting (where voting rights are attached to the relevant security) or transfer under the constitution of the Issuer, or any agreement to which the Issuer is party;
(iii)will rank pari passu with the issued securities in the same class on the relevant issue date; and
(iv)will be duly quoted and, subject to lodgement of a Prospectus with ASIC in accordance with clause 8.1, freely tradeable on the ASX.
(b)(Consents) Other than ASX approval to the quotation of Shares, and subject to the Shareholder Approval and Regulatory Approvals, all actions or things required to be taken, fulfilled or done (including without limitation the obtaining of any consent or licence or the making of any filing or registration) for the creation and issue of the Conversion Shares or Shares to be issued under these Terms and Conditions under any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Agency binding on the Issuer have been done or obtained and are in full force and effect.
(c)(Compliance) The issue of the Conversion Shares or any other Shares to be issued under these Terms and Conditions do not and will not:
(i)conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the constitution of the Issuer, or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer or any of its Related Bodies Corporate is a party or by which any of them is bound; or
(ii)infringe any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Agency.
(d)(Capacity and authorisation) As at the date of each Conversion or date of issuance of Shares under these Terms and Conditions, it has full power and capacity to issue the Conversion Shares or Shares (as the case may be), and the Issuer has taken all necessary corporate or other action to approve and authorise the issue of the Conversion Shares or other Shares to be issued under these Terms and Conditions on the terms set out in this Deed Poll.
13.2Separate Warranties
Each Issuer Warranty is to be treated as a separate representation and warranty. The interpretation of any Issuer Warranty made may not be restricted by reference to or inference from any other Issuer Warranty.
13.3Notice
The Issuer must immediately notify each Noteholder upon becoming aware of any breach of any representation or warranty by it under this Deed Poll.
13.4Breach of representation or warranty
The Issuer is in breach of an Issuer Warranty if any of the statements it represents and warrants is untrue, incorrect, or incomplete including by omission.
13.5Representations and warranties
Each Issuer Warranty in this Deed Poll survives the execution and delivery of this Deed Poll, the completion of the arrangements for the subscription and issue of the Convertible Notes.
14Default
14.1Events of default
Each of the following constitutes an Event of Default.
(a)(Default) The Issuer defaults on any payment under or fails to comply in a material respect with any other material term of, this Deed Poll.
(b)(Cross default) Any financial indebtedness of the Issuer or another Issuer Group Member in excess of $50,000,000:
(i)is not paid when due (or within an applicable grace period); or
(ii)becomes due and payable before its stated maturity or expiry.

(c)(Insolvency) An Issuer Group Member becomes Insolvent.
14.2Notification by Issuer
The Issuer must notify all the Noteholders as soon as reasonably practicable, giving full details, upon the occurrence or likely occurrence of any Event of Default.
14.3Cure
The Issuer must upon the occurrence of any Event of Default other than that provided in clause 14.1(c) above (in respect of which there will be no cure period), take all reasonable steps to cure such Event of Default within 20 Business Days from the date on which any notification contemplated by clause 14.2 is provided by the Issuer to the Noteholder in writing (Cure Date).
14.4Rights of the Noteholders upon default
(a)If any Event of Default occurs and it has not been cured in accordance with clause 14.3 by the Cure Date (to the extent applicable) to the reasonable satisfaction of a Noteholder or is incapable of being cured, that Noteholder may, subject to the provisions of the Subordination Deed, redeem, by notice (Default Notice) to the Issuer, the Convertible Notes held by that Noteholder, whereupon the Issuer must within 120 days of such notice, pay that Noteholder the Amount Outstanding in respect of that Noteholder calculated as at the date of such payment.
(b)If a Noteholder makes a declaration or takes any action under this clause 14.4(a), such declaration or taking of action does not affect the obligations of the Issuer under this Deed Poll and the Issuer must continue to perform them as if the declaration or action had not been made or taken, subject to any directions to the contrary given by such Noteholder.
(c)Where a Noteholder has given a Default Notice pursuant to clause 14.4(a), interest shall accrue from day to day on the Amount Outstanding at the Coupon Rate plus the Default Interest Rate from the date of the Default Notice. Such interest shall be calculated on the basis of a 365 day year.
14.5Suspension of Conversion
Upon the occurrence of an Event of Default, any ongoing or subsequent Conversions will be automatically suspended for such time as the Event of Default continues or until the Noteholder otherwise notifies the Issuer.
14.6No liability of Noteholders
No Noteholder is liable to the Issuer for any loss that the Issuer may suffer, incur or be liable for arising out of or in connection with a Noteholder exercising any of its rights in accordance with this Deed Poll.
15Time of the essence
With regard to all dates and time periods set out or referred to in these Terms and Conditions time is of the essence.

16Notices
Any notice, demand, consent or other communication (a Notice) given or made under this Deed Poll:
(a)must be in writing and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender);
(b)must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or email to the address number or email address below or the address or email address last notified by the intended recipient to the sender:

(i) to Issuer:	Address: Level 3, 159 William Street, Brisbane QLD 4000 Email: legal@star.com.au craig.busch@star.com.au Attention: Group Chief Legal Counsel / Craig Busch
(ii) to Noteholder:	the address or e-mail address as set out in the Convertible Notes Register.
(c)will be conclusively taken to be duly given or made and received:
(i)in the case of delivery in person, when delivered;
(ii)if sent by post, three days after posting (or seven days after posting if sent from one country to another); or
(iii)if sent by email, the first to occur of:
(A)when the sender receives an automated message confirming delivery; or
(B)four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered or an automated ‘out of office’ reply.
but if the result is that a Notice would be taken to be given or made and received:
(1)in the case of delivery by hand or post, at a time that is later than 5pm;
(2)in the case of delivery by email, at a time that is later than 5pm; or
(3)on a day that is not a business day,
in the place specified by the intended recipient as its postal address under clause 16(b), it will be conclusively taken to have been duly given or and received at the start of business on the next business day in that place.
(d)Any notice provided for in these Terms and Conditions may be waived in writing by the person entitled to receive such notice, either before or after the event.